EXHIBIT h5

NINTH AMENDMENT TO FEE WAIVER AGREEMENT

THIS NINTH AMENDMENT TO FEE WAIVER AGREEMENT (this “Amendment”) is made and entered into effective as of April 30, 2020 between Ancora Advisors LLC (the “Advisor”) and Ancora Trust (the “Trust”), on behalf of certain series of the Trust set forth in Schedule A attached hereto, and such other investment funds as the Trust may from time to time create (each a “Fund,” and collectively, the “Funds”).

RECITALS

WHEREAS, the Trust is an Ohio business trust organized under a Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Advisor have entered into a Management Agreement dated November 1, 2006, as amended by a First Amended Management Agreement dated August 18, 2014, as amended over time (the “Management Agreement”), pursuant to which the Advisor provides investment advisory and other management services to each series of the Trust for compensation based on the value of the average daily net assets of each series; and

WHEREAS, the Trust and the Advisor have entered into a Fee Waiver Agreement, as most recently amended by the Eighth Amendment to Fee Waiver Agreement dated as of April 30, 2019 (the “Agreement”), in order to limit Fund Operating Expenses; and

WHEREAS, the Trust and the Advisor now desire to further amend the Agreement in order to extend the term of the Agreement to May 1, 2021.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Trust and Advisor hereby agree to amend the Agreement as follows:

1.

Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.

Except as specifically provided for herein, the terms of the Agreement shall continue in full force and effect.

3.

Section 2 of the Agreement is hereby amended by replacing “May 1, 2020” with “May 1, 2021”.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly, as of the day and year first above written.

ANCORA TRUST

By:

Name:

Bradley Zucker

Its:

President, Treasurer and Secretary

ANCORA ADVISORS, LLC

By:

Name:

Its:

Schedule A

Fund	Limit on Total Operating Expenses
Ancora Income Fund Class I Class S	1.285% 1.00%
Ancora/Thelen Small-Mid Cap Fund Class I Class S	1.39% 1.00%
Ancora Micro Cap Fund Class I Class S	1.60% 1.00%
Ancora Special Opportunity Fund Class S	1.00%
Ancora Dividend Value Equity Fund Class I Class S	1.00% 0.75%